Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors of
ClearOne Communications, Inc.:

We consent to the use of our report dated December 15, 2005, with respect to the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year ended June 30, 2004, incorporated by reference in the registration statement.

/s/ KPMG LLP

Salt Lake City, Utah
October 5, 2006